Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-41362 , 333-60162, 333-64974, 333-86958 and 333-111651 of I-many, Inc and subsidiaries (the “Company”) on Form S-8 and in Registration Statement Nos. 333-68924, 333-76716, 333-85044, 333-88714 and 333-105088 of the Company, on Form S-3 of our report dated March 15, 2004, relating to the consolidated financial statements of the Company as of and for the years ended December 31, 2002 and 2003 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the application of procedures relating to certain disclosures and reclassifications of financial statement amounts related to the 2001 financial statements that were audited by other auditors who had ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures and reclassifications) appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2003.

/s/    DELOITTE & TOUCHE LLP

Boston, Massachusetts

March 15, 2004